Exhibit 107
CALCULATION OF FILING FEE TABLES
SC TO
(Form Type)

Kennedy Lewis Capital Company
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

Line Item Type	Notes	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	(1)	$35,332,644.24	0.0001381	4,879.44
Total Transaction Valuation		$35,332,644.24
Total Fees Due for Filing				4,879.44
Total Fees Previously Paid				0.00
Total Fee Offsets				0.00
Net Fee Due				4,879.44

Offering Note(s)

(1)
Calculated solely for purposes of determining the amount of the filing fee. Transaction Valuation is based upon the offer to purchase up to 1,763,106 common shares of beneficial interest, par value $0.01 per share, of Kennedy Lewis Capital Company (the “Company”), at a price equal to $20.04 which represents the Company’s net asset value per Class I Share as of December 31, 2025, and is used for purposes of calculating the estimated aggregate maximum purchase price for shares.

The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2026, equals $138.10 per million dollars of the value of the transaction.